Aura Systems Inc.

December 31, 2008

Dear Shareholders, employees, and suppliers of Aura Systems Inc.

As Aura’s CEO and Chairman I would like take this opportunity to wish all of you a healthy and prosperous New Year. As everyone knows, the global economic slowdown has recently created a very challenging business environment for many companies, including our own. Like so many other companies, we have seen programs stretched-out and new orders delayed with an impact on the operating results of our 3rd quarter ending November 30, 2008. In the last several weeks we have noticed a positive change with more quote requests from both military and commercial users. We are cautiously optimistic that the business environment is starting to change and will pick-up steam in 2009.

During these challenging times, we have seen extraordinary dedication from our staff who put in many hours of overtime to improve our AuraGen product line. Their efforts resulted in significant achievements in the development and commercialization of: (i) a 16 kW single-circuit AuraGen power system that was successfully tested by the U.S. Navy and praised for its performance; (ii) an AuraGen power system that provides the required electric power for a class 8 truck while the truck’s engine is on, and then switches to become an electric motor when the truck’s engine is turned-off to run the HVAC system; (iii) a new compact AuraGen, nine inches in diameter, for customers who have special requirements; (iv) an all-electric transport refrigeration system for midsize trucks; (v) a 3-phase AC power output option; and (vi) a significant increase in power generation while the prime-mover is off, and battery banks are used as a power source. All of the above was achieved with a combination of hard work and a strong spirit of innovation – all within the confines of a very modest budget. I salute all of our staff for a job well done.

Our suppliers and vendors have also helped enormously by supporting our efforts. We cannot thank them enough as we could not have achieved the above without their help. We have established a close working relationship with many of them and we look forward to continuing working with them in the years to come.

In addition, most of our shareholders have stood by us during these very difficult market conditions, and we appreciate and thank all of you for your support and belief in the Company and our goals. I take this opportunity to outline where we are as a business and our business model as we expect to execute it in the coming months and years.

As you all know by now, Aura’s patented technology provides for a paradigm shift in mobile power generation and electric motors in general. This patented technology was developed over a ten-year period at a cost of over one hundred million dollars. Unlike a conventional induction machine, the AuraGen is an axial flux induction machine with a solid disk rotor. Two disk-like stators replace the cylindrical stator of conventional induction machines. The rotor is sandwiched between the two mirror imaged stators and an axial magnetic field in the stators induces a current in the rotor which sets up its own changing magnetic field. The interaction of the magnetic fields causes the output of the machine.

2330 Utah Ave. El Segundo, California 90245

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In both conventional and the AuraGen designs, when the rotor spins slower than the rotating magnetic field in the stators, the machine is called an electric motor. When the rotor spins faster than the rotating magnetic field in the stators, the machine is a generator.

It can be shown mathematically from the physics of the axial design that the power generation capabilities per unit volume for an axial design are at least 2.5 times greater than for conventional machines. Since both the axial designed and conventional designed machines use the same type of materials and similar manufacturing techniques, it readily follows that axial machines have a potential for significant lower manufacturing cost. In addition, experiments show that axial machines can be made to be more efficient. Typically, axial design machines in the 5-20 hp ranges can be made to be over 90% efficient as compared to 81-88% efficiency (U.S. Department of Energy, December 1998) for conventional machines in the same power range.

One frequent question from investors and shareholders relates as to why it is taking so long for this technology to be accepted, and why should anyone believe that it will be accepted now? While I don’t profess to have all the answers, I can assure you that this same question has been asked whenever something novel and new attempts to supplant the staus quo. In fact, in the 1500’s Niccolò Machiavelli addressed this issue with the following explanation:

It is hard to introduce change because there are two camps, those that support the change and those that oppose it. Those that support it do so mildly since they are not sure what are the benefits they will gain from the change, and those that opposite it, have something to lose and therefore they opposite it vigorously.

– The Prince

As to “why now”, I believe that the events of the past year have finally and clearly crystallized the benefits of Aura’s technology to all those who have, up to now, supported it only half-heartily. Last year started with an unprecedented rise in the price of fuel and a global awareness of the harmful effects of emissions from internal combustion engines. This has finally created a mindset that we must no longer delay making strategic changes in our economy away from dependence on fossil fuels. It is well known that electrical devices have 70 – 95% efficiencies while mechanical and thermo-dynamical systems have efficiencies in the 25-40% range. Therefore, any substitution of electrical systems for mechanical systems will have a significant impact on overall efficiencies and, thus, reduce fuel consumption. Of course both reduction in fuel consumption and increase in efficiency directly translate into significant reductions of harmful emission such as, CO2 NOx and PM.

This, of course, is the whole idea behind wind-power, hybrid vehicles, and the vehicle electrification initiatives. The AuraGen’s unique magnetic design, its size, shape and weight as well as the architecture that provides for a variable speed machine makes it an ideal practical solution for both vehicle and windmill applications. The AuraGen, in this new environment, is attracting new-found interest and acceptance from commercial OEMs, users, as well as military and government agencies. This is all reflected in our business models for the coming year and beyond. I believe that our Company is now uniquely positioned to improve the lives of people throughout the world by providing a practical “green solution” and, at the same time, providing the potential for significant returns to our shareholders.

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Please allow me to elaborate what we have achieved over the last twelve months and where we are today in our business development.

Military & Government programs

JLTV Program- This is a program to replace the aging HUMMVs over approximately a 10-year period with a new Joint-Light-Tactical-Vehicle (JLTV). The value of the contract over the 10 years is estimated to be as high as $30 billion and the mobile power solution is estimated at approximately $30,000 per vehicle. The first phase of the program was recently awarded to 3 groups: (i) General Dynamics / American General; (ii) Lockheed/ BAE and; (iii) International Navistar/BAE. The General Dynamics/American General team notified us that Aura’s power solution would be used on their program. We now understand that the Lockheed/BAE team is potentially interested in our 30 kW solution, and we are exploring the potential possibilities with the International/BAE team. In connection with this program, we expect to deliver a number of systems in the coming year.

If, after the current initial demonstration phase, the program goes into full production and if Aura provides the power solution (I am not aware of any other available solution that can meet the requirements), our Company could potentially end-up with a contract of several billion dollars over the life of the program. Of course, no assurances can be given that the contract will not be cancelled or drastically changed by the government or that Aura’s power solution will be implemented on the production vehicles.

Win-T program- The purpose of this program is to provide a battlefield integrated communication network consisting of up to 14,000 mobile nodes. A $10 billion contract was awarded a number of years ago to General Dynamics and Lockheed. Unfortunately, the program ran into technical difficulties, and, based on my understanding, the technical issues have now been resolved. Very recently General Dynamics issued a PO to Aura for the first two AuraGen/Viper systems. One is a dual system providing 16-kW and the other is a single system providing 8-kW. Lockheed had already purchased a number of our systems for this program several years ago.

If this program goes into full production, and if the AuraGen/Viper is the power solution, then our Company is well positioned to potentially receive a contract that could be as high as three hundred million dollars over a seven to ten year program life. We now understand that in 2009 we will deliver a small number of systems (approximately 20) and low production is planned to ramp up in 2010 followed by full production. Once again no assurances can be given for this program.

MRAP II program- The purpose of this program is to upgrade the approximately 10,000 MRAP I vehicles for a variety of items including providing additional power and a power management system. Aura was informed months ago by General Dynamics and BAE that if a program is awarded, our power system would be used on their portion of the upgrade. We recently started exploring the possibilities with International for this potential upgrade. Between General Dynamics, BAE and International there is a potential for thousands of vehicles. Should

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this program go forward, it is potentially possible that Aura will end up with tens of millions of dollars worth of contracts for the upgrade over the next few years. There are no assurances that this contract will be issued, however, we were informed that the GD/BAE team is marketing their vehicle with the AuraGen/Viper worldwide independently of the U.S potential program.

In addition to the three potential programs explained above, there are a number of smaller military programs varying in size from a few systems to hundreds of systems. We expect to receive a number of these smaller contracts in 2009, and we conservatively estimate shipping approximately 670 military systems next year for approximately $7.5 million dollars. The estimates for next year are based on contracts in hand, a congressionally approved contract of approximately $800,000.00 for Aura to develop a 30 kW mobile power solution, and our discussions with numerous military groups as well as estimates provided to us by some of the major defense contractors. While the estimated numbers are conservative, no assurances can be made that actual results will not differ significantly from these estimates.

Given the circumstances of our aging military fleets and the rapid change in military technologies requiring more power and the fact that electronics systems are becoming critical, there is a high probability of large modernization programs with a great need for AC electric power. While the estimates for next year are modest in nature due to the fact that these types of programs are in their initial phases, the Company is well-positioned to become a major provider of mobile power for military application for the next decade.

Commercial Applications

Refrigeration trucks- Our Company is addressing three market segments in this business area; (i) midsize trucks applications (15,000 and 20,000 BTU/hr); (ii) cold plate solutions, and; (iii) trailer applications (45,000-60,000 BTU/hr). The Aura solution is a “green” solution which is based on the elimination of the extra diesel engine normally used to power the refrigeration compressor. We provide a solution that saves money to the users from “day one”, and provides immediate relief from harmful emissions due to the extra diesel engine. In addition, our system is exempt from the new CARB (California Air Resources Board) regulations that are scheduled to go into effect by mid 2009.

(1)

Midsize truck refrigeration (15,000-20,000 BTU/hr)- Aura introduced an all-electric midsize truck refrigeration system named the “Oasis” in September 2008. To date we have shipped a little over 100 such systems to numerous users and have open bids for many more systems. Recently, Penske, Ryder, Idealease, and smaller regional leasing companies agreed to provide a leasing option for our system for selected customers. This, of course, opens the market since most refrigeration trucks are leased in North America. The market in North America is estimated at 12,000 - 20,000 new systems per year. However, due to new emission regulations that go into effect in 2009, the market is expected to be significantly larger as older systems are phased out at a faster-than-normal pace. Based on inputs from some of the leasing companies and our sales staff, we conservatively estimate shipping over 700 systems in 2009 and over 2,000 systems in 2010. We are currently negotiating with a number

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of body companies to perform the installations in various locations across the country.

(2)

In addition, we are working closely with Johnson-Body to provide the AuraGen power system for their cold-plate refrigeration solution. We have shipped tens of systems in 2008, and we now estimate a few hundred systems in 2009. In fact, we are starting out 2009 with a backlog of over 70 such systems.

(3)

Trailer refrigeration systems (45,000-60,000 BTU/hr) - Aura will introduce a trailer system in the first half of 2009. This system requires the use of a single-circuit 16 kW power system which we perfected last year for the U.S. Navy. All of our existing customers have many more trailers than midsize trucks and have assured us of immediate orders as soon as the system is available. Although we anticipate this product to ship in the first half of 2009, the actual timing of the first shipments cannot be exactly predicted. Therefore, we are being very conservative in estimating only 300 trailer power refrigeration systems for 2009. We expect significant numbers in 2010.

We estimate, conservatively, that the 2009 business level from refrigeration trucks could potentially be as high as 24.0 million dollars. It is important to note that these numbers are projections and are subject to all kinds of risks and uncertainties that may be out of our control. Therefore, no assurances can be given that the actual results will not differ from the projections.

Truck OEM applications- Aura is working closely with a number of Truck OEMs for their mobile power solutions. Our OEM customers have estimated product release in the 3rd quarter of 2009. The estimates are between 4,000 and 5,000 systems to be released in 2009 and growing significantly in 2010 and beyond. Based on customer estimates, these numbers could grow to 50,000 or more units annually in just a few years. The potential purchase orders to be released 2009 are relative modest at $19,000,000 and, with full production, could grow substantially in 2010. Once again, while the estimates and projections were supplied to us directly from the OEMs, it is important to keep in mind that these projections, by their nature, carry uncertainties and the actual results may differ significantly from the projections.

Hybrid applications Azure Dynamics, FORD- Currently Aura is under contract with Azure Dynamics to deliver 1,000 generators for the E350 FORD chassis used for different van applications. Each generator performs as a starter motor to start the hybrid van and then becomes the generator for the electric power needed. To-date we have delivered approximately 200 systems and expect to complete the initial order by mid 2009. Recently we started discussions with other OEMs for the use of the AuraGen in hybrid truck applications. Such applications are based on a 30 kW system that we expect to demonstrate in 2009. We expect, when we are in full production in the later part of 2009, the hybrid-related business could potentially grow and have a running rate of over $1.0 million per month. In fact, we are starting the year with a backlog of approximately 800 units.

Other applications- there are numerous other business opportunities that we are pursuing aggressively. We are projecting only 150 systems for 2009 in various applications that include

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emergency vehicles, public works, and others. We did not include any recreational applications such as sport fishing-boats due to the current severe economic climate that has had a major effect on discretionary spending. We have not yet focused on windmills where I believe our induction machine has significant cost and performance benefits; however we plan to explore this business area later in 2009.

I believe the number of opportunities, as well as the diversity and size are clear indications of broad adaptations and acceptance of our technology across many industries. It took a major economic crisis (a major global recession) to wake up both industries and users to the realization that one can no longer do “business-as-usual” and new solutions are needed. The Aura technology provides such a “green” solution with clear benefits of reduction in fossil fuel usage, and a significant reduction in harmful emissions - all at a competitive cost. The dynamic forces for change have now shifted where those who support Aura’s approach for more efficient, mobile electric power generation see a clear benefit and those that oppose it realize that they must accept the change in order to prosper.

I am sure you would agree that what we, at Aura, are experiencing is not a common business situation, but rather an extraordinary opportunity where dynamic forces are propelling the need for an AuraGen-type solution in mobile power generation. Serendipity is such that our Company is at the right place, at the right time, with wide industrial and commercial awareness. Some people define this as luck, others call it vision.

While we potentially have a great opportunity, we cannot lose sight of the challenges ahead. We must address these challenges by focusing on our strengths and have qualified third parties help to offset our weaknesses. Our strengths are in engineering, system integration, sales and marketing. Our weaknesses are in large manufacturing and final installations. We are in the process of identifying qualified suppliers for manufacturing and professional installation. We recently entered into agreements with two organizations for installation of the AuraGen in transport refrigeration trucks. In the coming months we expect to train numerous third party organizations across the country for installation and service work.

The staff of Aura has dared to develop a new, innovative approach for mobile power generation and are poised to take advantage of the tremendous opportunities that have presented themselves because of the upheavals in the global economy and the recent resolve to attempt to ameliorate the crises facing our national and global environment.

I would like to take this opportunity to, again, thank all of you for your patience and support. The road has not been easy, and there is much left to do, but the path is now well-defined for an exciting business. Happy New Year.

Melvin Gagerman

Melvin Gagerman

CEO and Chairman

Aura Systems Inc.

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